Exhibit 10.2

FIRST AMENDING AGREEMENT

This First Amending Agreement is made as of the 30th day of September, 2015 among:

CENTURY RESORTS ALBERTA INC.

and

CENTURY CASINO CALGARY INC.

(collectively, the "Borrowers")

and

BANK OF MONTREAL

(the "Lender")

WHEREAS the Borrowers and the Lender entered into an amended and restated credit agreement dated as  of August 15, 2014 (the "Original Credit  Agreement") pursuant to which the Lender agreed to make certain credit facilities available to the Borrowers on and subject to the terms and conditions set out therein;

AND WHEREAS the parties hereto have agreed to enter into this first amending agreement to amend the Original Credit Agreement as provided for herein (the Original Credit Agreement, as amended by this First Amending Agreement is referred  to as the "Credit Agreement");

NOW THEREFORE in consideration of the payment of the sum of ten dollars ($10.00) by each of the parties hereto to the others and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree with each other as follows:

1.	Amendments to Credit Agreement

1.1	The definition of "Advance" in Section 1.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

""Advance" means a borrowing by a Borrower by way of a Prime Rate Advance, US Base Rate Advance, a LIBOR Advance, a BA Advance, a Letter of Credit Advance or a FROL Advance, and includes deemed Advances and Conversions and Rollovers of existing Advances, and any reference relating to the amount of Advances shall mean the Equivalent Amount in Canadian Dollars of the sum of the principal amount of all outstanding Prime Rate Advances, US Base Rate Advances, LIBOR Advances and FROL Advances, plus the Face Amount of all outstanding Bankers' Acceptances and Letters of Credit and the principal amount outstanding under the Ancillary Facility."

1.2	The definition of "Ancillary Facility" in Section 1.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

""Ancillary Facility" means a business MasterCard credit card facility to be made available to the Borrowers or a Borrower, up to the maximum aggregate principal amount of $200,000.   For greater  certainty,  the  Ancillary  Facility  forms  part  of  Credit  A   and  amounts  outstanding thereunder are Obligations of the Borrowers under Credit A."

1.3	The definition of "Applicable Margin" in Section 1.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

""Applicable Margin" means for any period set forth below, the per annum percentage set forth under such period in the table below:

	Level I	Level II	Level III	Level IV
Prime Rate Margin	0.50%	1.00%	1.25%	1.50%
US Base Rate Margin	0.50%	1.00%	1.25%	1.50%
LIBOR Rate Margin	2.25%	2.50%	2.75%	3.00%
BA Stamping Fee Rate	2.25%	2.50%	2.75%	3.00%
Letters of Credit Margin	2.25%	2.50%	2.75%	3.00%
Standby Fee Rate	0.50%	0.60%	0.70%	0.75%
FROL Rate	2.25%	2.50%	2.75%	3.00%

Provided that upon the occurrence and during the continuance of a Default or an Event of Default, each Applicable Margin set forth above will increase by 2.0% per annum."

1.4	The definition of "Credit A Facility Limit" in Section 1.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

""Credit A Facility Limit" means: (i) the amount of $1,100,000, or (ii) such lesser amount after giving effect to the reductions of Credit A referred to in Section 6.2."

1.5

Section 1.1 of the Original Credit Agreement is hereby amended by adding the following definition of "FROL Advance" where such definition would appear alphabetically in Section 1.1 of the Original Credit Agreement:

""FROL Advance" means a fixed rate operating loan made available by the Lender which is denominated in Canadian Dollars and of which a Borrower has agreed to pay interest in accordance with the terms of this Agreement."

1.6

Section 1.1 of the Original Credit Agreement is hereby amended by adding the following definition of "FROL Period" where such definition would appear alphabetically in Section 1.1 of the Original Credit Agreement:

""FROL Period" means the period selected by a Borrower for a FROL Advance or the period applicable to the FROL Advance under the terms of this Agreement which shall be, subject to market availability, 1 month, 2 months or 3 months commencing on the Drawdown Date, the Rollover date or the Conversion date of such FROL Advance; provided however that:

(a)	in the case of a Rollover, the last day of each FROL Period shall also be the first day of the next FROL Period; and

(b)

the last day of each FROL Period shall be a Business Day and if not, the applicable Borrower shall be deemed to have selected a FROL Period the last day of which is the first Business Day immediately preceding the last day of the FROL Period selected by the applicable Borrower."

1.7

Section 1.1 of the Original Credit Agreement is hereby amended by adding the following definition of "FROL Rate" where such definition would appear alphabetically in Section 1.1 of the Original Credit Agreement:

""FROL Rate" means, for any FROL Period and FROL Advance, the annual rate of interest quoted by the Lender to the applicable Borrower two (2) Business Days before the first day of a FROL Period, as the rate of interest it will charge for a FROL Advance with a term equal to the FROL Period, which rate shall be determined by the Lender, in its reasonable discretion, plus the Applicable Margin."

1.8	The definition of "Interest Payment Date" in Section 1.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

""Interest Payment Date" means, with respect to Prime Rate Advances, US Base Rate Advances and FROL Advances, subject to Section 14.19, the last Business Day of each calendar month and, with respect to FROL Advances, the last day of the FROL Period."

1.9	The definition of "Outstanding Principal" in Section 1.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

""Outstanding Principal" means, at any time, the aggregate of: (a) the principal amount of all outstanding Prime Rate Advances  and  FROL Advances,  plus  the Equivalent Amount in  Cdn. Dollars of the principal amounts outstanding of all US Base Rate Advances and LIBOR Advances; and amounts outstanding under the Ancillary Facility; (b) the Equivalent Amount in Cdn. Dollars of the Face Amount in respect of outstanding Letters of Credit; and (c) the Face Amount of all outstanding BA Advances."

1.10	The definition of "Rollover" in Section 1.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

""Rollover" means a rollover of a BA Advance into another BA Advance, or a LIBOR Advance into another LIBOR Advance, or a FROL Advance into another FROL Advance, or a rollover of a Letter of Credit Advance into another Letter of Credit Advance as permitted hereby and "Rolled Over" has a corresponding meaning."

1.11	Section 3.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

"3.1       Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, Lender agrees to provide a committed, non-revolving, reducing term credit ("Credit B") for the use of the Borrowers in the amount of the Credit B Facility Limit.  At the option of a Borrower, Credit B may be used by such Borrower by requesting: (i) Prime Rate Advances from the Lender; (ii) US Base Rate Advances from the Lender; (iii) FROL Advances from the Lender; (iv) BA Advances from the Lender and/or (v) LIBOR Advances from the Lender."

1.12	Section 4.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

"4.1Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Lender agrees to provide a committed, revolving, reducing term credit ("Credit C") for  the use  of the Borrowers in the amount of the Credit C Facility Limit. At the option of a Borrower, Credit C may be used by such Borrower by requesting: (i) Prime Rate Advances from the Lender; (ii) FROL Advances from the Lender; and/or (iii) BA Advances from the Lender."

1.13	The second paragraph of section 6.2 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

"Any such notice of cancellation is irrevocable and the amount of the applicable Credit so cancelled and reduced may not be reinstated hereunder. For clarity, the Borrowers may not by reason of any such reduction or cancellation contemplated by this Section repay or convert:

(a)	any Bankers' Acceptance prior to its maturity date;

(b)	any FROL Advance prior to its maturity date; or

(c)

any LIBOR Advance prior to the end of the applicable LIBOR Period unless the Borrowers indemnify the Lender for any loss or expense that the Lender incurs as a result thereof, including any breakage costs, and each such repayment shall be in a minimum amount of US$1,000,000 and in a whole multiples of US$100,000."

1.14	Section 7.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

"7.1Interest Rates, Letter of Credit Fees and Bankers' Acceptance Stamping Fees

Each Borrower shall pay: (i) interest in arrears on each Interest Payment Date on each Prime Rate Advance made to such Borrower at a rate per annum equal to the applicable Prime Rate Advance Rate. Such interest shall be calculated monthly in arrears and be payable on each Interest Payment Date for the calendar month immediately prior to the Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable). A change in the Prime Rate will simultaneously cause a corresponding change in the interest payable for a Prime Rate Advance, and a change in the Applicable Margin will cause a change in the interest payable as provided for in the definition of "Applicable Margin"; (ii) fees and interest on amounts outstanding under the Ancillary Facility at the rate per annum from time to time advised to the Borrowers by the Lender pursuant to the MasterCard account agreements, in accordance with the provisions of such account agreements, and (iii) fees on Letter of Credit Advances made at the request of such Borrower at a rate per annum equal to the Letter of Credit Rate on the Face Amount of such Letter of Credit, as provided for in Section 9.17. Such fees shall be calculated quarterly in arrears and be payable on the last day of each calendar quarter for such calendar quarter and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable). A change in the Applicable Margin will cause a change in the Letter of Credit fees payable as provided for in the definition of "Applicable Margin". Each Borrower shall pay the applicable Bankers' Acceptance Stamping Fee at the time of each BA Advance requested by such Borrower. The Bankers' Acceptance Stamping Fee shall be calculated at the applicable BA Stamping Fee Rate, based on a year of 365 days.

Each Borrower shall pay interest in arrears on each Interest Payment Date on the principal amount of each FROL Advance at a rate per annum equal to the applicable FROL Rate. Such interest shall be calculated monthly in arrears and be payable on each Interest Payment Date for the period immediately prior to the Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable). For greater certainty, in the case of a Rollover only, the interest payable on the last day of the applicable FROL Period shall satisfy both the interest payable in respect of the last day of such FROL Period and the interest payable on the first day of the next FROL Period."

1.15

The heading of Article IX of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following: "ARTICLE IX PRIME RATE ADVANCES, FROL ADVANCES, BA ADVANCES, LIBOR  ADVANCES, US BASE RATE  ADVANCES AND LETTER OF CREDIT ADVANCES."

1.16	Section 9.1 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

"9.1      Prime Rate Advances, FROL Advances and FROL Periods

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, the Lender will make the requested amount of Prime Rate Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower, as applicable, by crediting such amount to the Designated Account maintained by such Borrower at the Branch of Account, or in the case of the initial Drawdown by the Lender forwarding the amount of such Advance to the solicitors to the Borrowers or the Lender, upon such trust conditions as the Lender may reasonably require. Prime Rate Advances shall also be available under Credit A by a Borrower maintaining an overdraft in a Canadian Dollar Designated Account. Each Prime Rate Advance under Credit B shall be in a minimum amount of $500,000 and in whole multiples of $100,000 thereafter. The Borrowers shall pay interest to the Lender at such address as the Lender designates from time to time on all such Prime Rate Advances outstanding from time to time hereunder at the applicable rate of interest specified in Section 7.1. Interest on each Prime Rate Advance shall be calculated daily and payable monthly on each Interest Payment Date on the basis of the actual number of days in the applicable year. All interest shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance or the previous date on which interest was payable, as the case may be, to but excluding the date on which interest is payable, both before and after demand, maturity, default and judgment, with interest on overdue interest at the rate applicable to Prime Rate Advance Rate plus two percent (2%) per annum and payable on demand.

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions set forth in this Agreement, the Lender will make the requested amount of a FROL Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower, as applicable, by crediting such amount to the Designated Account maintained by such Borrower at the Branch of Account. Each FROL Advance under Credit B or Credit C shall be in a minimum amount of $500,000 and in whole multiples of $100,000 thereafter. The Borrowers shall pay interest to the Lender at such address as the Lender designates from time to time on all such FROL Advances outstanding from time to time hereunder at the applicable rate of interest payable monthly on each Interest Payment Date on the basis of the actual number of days in the applicable year. All interest shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance or the previous date on which interest was payable, as the case may be, to but excluding the date on which interest is payable, both before and after demand, maturity, default and judgment, with interest on overdue interest at the rate applicable to FROL Rate plus two percent (2%) per annum and payable on demand.

The applicable Borrower may select, by irrevocable notice to the Lender, the FROL Period to apply to any particular FROL Advance. The applicable Borrower shall from time to time select and give notice to the Lender of the FROL Period for a FROL Advance which shall commence upon the making of the FROL Advance or at the expiry of any outstanding FROL Period applicable to a FROL Advance that is the subject of a Rollover. If the applicable Borrower fails to select and give the Lender notice of a FROL Period for a FROL Advance in accordance with Section 9.5, any such FROL Advance shall be converted to a Prime Rate Advance under the applicable Facility, on the last day of the FROL Period applicable to such FROL Advance.

If at any time the Lender determines, acting reasonably, (which determination shall be conclusive and binding on the Borrowers) that it is not willing or able to provide a FROL Advance to a Borrower, then the Lender shall inform the Borrowers and the right of the Borrowers to request FROL Advances from the Lender shall be and remain suspended until the Lender notifies the Borrowers that FROL Advances are available. In addition to the foregoing, the Lender shall not have any obligation to make a FROL Advance to any Borrower until such ancillary documents, including applications and other documents as it normally requires for similar transactions, has been executed by the Borrowers and delivered to the Lender.

FROL Advances may not be repaid by any Borrower prior to the end of the applicable FROL Period."

1.17	Section 9.5 of the Original Credit Agreement is hereby deleted in its entirety and replaced with the following:

"9.5       Notice of Advances

Each Borrower shall give the Lender irrevocable written notice, in the form of a Drawdown Notice, of any request for any Drawdown, any Rollover or any Conversion of any Advance under a Credit requested by it. Each Borrower will provide the Lender with at least three (3) Business Days' notice of its request for a FROL Advance, a BA Advance, a Letter of Credit Advance or a LIBOR Advance. In the event a Borrower fails to give three (3) Business Days prior notice to the Lender of a conversion of a Prime Rate Advance to a BA Advance or a FROL Advance, the Lender may decline to accept Bankers' Acceptances or FROL Advances requested within this three (3) Business Day period.

Notice shall be given on the day of any Prime Rate Advance, provided however, Prime Rate Advances under Credit A, may be made by way of overdraft in a Borrower's Designated Account, without any notice. Any permanent reduction of a Credit shall only be effective on three (3) Business Days' notice as required by Section 6.2.

Notices in respect of the Credits shall be given not later than 10:00 a.m. (Calgary time) on the date for notice. Payments (other than those being made solely from the proceeds of Rollovers and Conversions) must be made prior to 10:00 a.m. (Calgary time) on the date for payment. If a notice or payment is not given or made by those times, it shall be deemed to have been given or made on the next Business Day, unless the Lender agrees, in its sole discretion, to accept a notice or payment at a later time as being effective on the date it is given or made."

2.	Confirmation of Security

2.1	Each of the Borrowers hereby:

(a)

covenants and agrees with and in favour of the Lender to continue to observe, perform, keep and be liable under and be bound by each covenant, provision,  attornment, license, power, proviso, condition, indemnity, agreement and stipulation contained in the Credit Agreement and the Credit Documents to be performed by it and each Borrower hereby confirms and agrees with the Lender to continue to pay the principal sums with interest and applicable fees thereon and any and all other amounts owing from time to time at the times and manner set out in the Credit Agreement and the Credit Documents;

(b)

agrees that the Credit Agreement and the Credit Documents shall secure present and future further Advances made by the Lender  to the Borrowers  (or  either of  them) pursuant to the Credit Agreement and all other Obligations under  the  Credit Documents, as they may be amended, supplemented, restated, or replaced from time to time; and

(c)

confirms that all Credit Documents granted by the Borrowers (or either of them): (i) continue to mortgage, charge, pledge, assign and grant security interests to the Lender in and to the legal and beneficial title to all of the present and future real and personal property of the Borrowers (or either of them), as security for the payment and performance of the present and future indebtedness, liabilities and obligations of the Borrowers (and each of them) to the Lender under the Credit Agreement and the Credit Documents entered into by the Borrowers (or either of them), and (ii) continue to remain in full force and effect and each of the Borrowers hereby consents and agrees to the amendments to the Original Credit Agreement, as provided for in this First Amending Agreement.

3.	Certification

3.1	Each of the Borrowers hereby certifies to and in favour of the Lender that:

(a)

each of the representations and warranties made by it in the Credit Agreement and the other Credit Documents are complete, true and correct in all material respects on the date of this First Amending Agreement; and

(b)	no Default or Event of Default has occurred which is continuing.

4.	Conditions Precedent

4.1	At the time of the execution of this First Amending Agreement, the Lender shall be provided with or shall have conducted or confirmed the following:

(a)	a duly executed copy of this First Amending Agreement by the Borrowers, in form and substance satisfactory to the Lender;

(b)	an updated MasterCard/Diners card account agreement by the Borrowers, in form and substance satisfactory to the Lender; and

(c)	no event or circumstance shall have occurred that could reasonably be expected to have a Material Adverse Effect.

The terms and conditions of this Section 4 are inserted for the sole benefit of the Lender and may be waived by the Lender in whole or in part without terms and conditions.

5.	Miscellaneous

5.1	All capitalized terms used but not otherwise defined herein shall have the meanings respectively ascribed thereto in the Credit Agreement.

5.2

This First Amending Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same First Amending Agreement. For the purposes of this Section 5.2, the delivery of a facsimile copy or pdf formatted copy of an executed counterpart of this First Amending Agreement shall be deemed to be valid execution and delivery of this First Amending Agreement, but the party delivering a facsimile copy or pdf formatted copy shall deliver an original copy of this First Amending Agreement as soon as possible after delivering the facsimile copy or pdf formatted copy.

5.3

This First Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable in Alberta. Each party to this First Amending Agreement hereby irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the courts of Alberta and all courts competent to hear appeals therefrom.

5.4	This First Amending Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns.

5.5	The provisions of the Original Credit Agreement, as amended by the provisions of this First Amending Agreement, are hereby ratified, confirmed and approved.

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IN WITNESS WHEREOF the parties hereto have executed this First Amending Agreement as of the day and year first written above.

BANK OF MONTREAL,

as Lender

Per: /s/ Ken Lo

Name: Ken Lo

Title: Director

CENTURY CASINO CALGARY INC.,

as Borrower

Per: /s/ Margaret Stapleton

Name: Margaret Stapleton

Title: Director

CENTURY RESORTS ALBERTA INC.,

as Borrower

Per: /s/ Margaret Stapleton

Name: Margaret Stapleton

Title: Director

Acknowledged and agreed to by each of the Guarantors this 30th day of September, 2015:

CENTURY CASINOS, INC.,

as Guarantor

Per: /s/ Margaret Stapleton

Name: Margaret Stapleton

Title: Executive Vice President of Finance

1214741 ALBERTA LTD.,

as Guarantor

Per: /s/ Margaret Stapleton

Name: Margaret Stapleton

Title: Director

CENTURY CALGARY PROPERTIES INC.,

as Guarantor

Per: /s/ Margaret Stapleton

Name: Margaret Stapleton

Title: Director

CENTURY CASINOS EUROPE GMBH,

as Guarantor

Per: /s/ Andreas Terler

Name: Andreas Terler

Title: Managing Director